Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS FROM LIN BROADCASTING . . .

                THIRD APPRAISER REPORTS PRICE FOR
                   LIN BROADCASTING CORPORATION


     KIRKLAND, WA. -- March 7, 1995 -- LIN Broadcasting Corporation (NASDAQ: LINB) announced that as a result of the appraisal process under the Private Market Value Guarantee Agreement (PMVG) between LIN and McCaw Cellular Communications, Inc., private market value has been determined to be $127.50 per share of LIN Common Stock. This value is the value determined by Wasserstein Perella & Co., Inc. which was retained as the third appraiser. This followed the findings by the appraisers retained by AT&T, Morgan Stanley & Co., Incorporated, and the Independent Directors of LIN, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. that the private market value was $105 and $155 per share, respectively. McCaw Cellular is a wholly-owned subsidiary of AT&T Corp.

     The Committee of Independent Directors of LIN stated that it is disappointed with the price arrived at in the PMVG process and is reviewing its options.

     Under the PMVG, AT&T will have until April 21, 1995 to decide whether or not to acquire the 48% of the LIN Common Stock it does not already own at the private market price per share.
Any sale to AT&T is subject to the approval of the LIN shareholders, other than AT&T.

     If AT&T decides not to proceed with an acquisition, the PMVG provides that all of LIN (including the 52% of the shares owned by AT&T) will be put up for sale under the direction of the Independent Directors of LIN, with the assistance of their independent financial advisors, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. and counsel. AT&T and McCaw Cellular are required by the PMVG to fully cooperate with the independent directors in the sale of LIN. By the terms of the PMVG, the Independent Directors may sell to any buyer or combination of buyers and may specifically exclude AT&T and McCaw as eligible buyers. Any sale to AT&T or any other buyer or buyers will be subject to the approval of the LIN shareholders, other than AT&T.

     The text of the letter from Wasserstein Perella & Co., Inc.
setting forth their determination of the private market value is being concurrently released.

     LIN is engaged in the business of providing cellular voice telephone and data services in the metropolitan areas of New
York City (including Long Island and the northern New Jersey),
Los Angeles, Dallas-Ft. Worth and Houston.

Contacts:      Don Guthrie, SVP-Finance, LIN Broadcasting
               Corporation, 206/828-1902

               Lisa LaMagna, Abernathy/MacGregor/Scanlon,
               212/371-5999